Exhibit 16.1

June 30, 2010

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549-7561

We have been furnished with a copy of the response to Item 14 of Form 10 for the event that occurred on June 19, 2009 that is required to be disclosed in the Form 10/A to be filed by our client Golden Growers Cooperative.  We agree with the statements made in response to that Item 14 insofar as they relate to our Firm.

Very truly yours,

/s/ Eide Bailly LLP

www.eidebailly.com

4310 17th Ave. S. | P.O. Box 2545 | Fargo, ND 58108-2545 | T 701.239.8500 | F 701.239.8600 | EOE